Exhibit 10.2

November 29, 2006

S. Lewis Meyer

President & CEO

Lipid Sciences, Inc.

7068 Koll Center Parkway

Suite 401

Pleasanton, CA  94566

Dear Dr. Meyer:

1.                           This letter agreement (the “Agreement”) confirms our understanding that Lipid Sciences, Inc. (“Company”) has engaged Oppenheimer & Co. Inc. (“Oppenheimer”) to act as placement agent to the Company for a period of 30 days, commencing as of the date of your acceptance of this letter, for the sale by the Company of a minimum of $4,000,000 and a maximum of $6,000,000 of shares of common stock (the “Securities” or the “Shares”) of the Company, and warrants (“Warrants”), if any, to purchase shares of common stock of the Company (the “Proposed Financing”).

The Proposed Financing will be made pursuant to the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and applicable state securities laws. Our undertaking herein shall be subject to, among other things, the terms and conditions set forth in this Agreement, our due diligence investigation of the Company, the continuance of the Company without material adverse change, the absence of unfavorable market conditions in general, approval of our commitment committee and our continued satisfaction with the results of our ongoing review of the Company’s business and affairs.  It is understood that execution of this Agreement does not assure the successful completion of the Proposed Financing.

2.                           Our services to the Company will include: (i) assistance in the preparation of the Company’s Offering Materials described below, if any; (ii) assistance in structuring the Proposed Financing and its terms; (iii) identifying and contacting up to and not to exceed eight selected qualified purchasers (the “Purchasers”) of the Proposed Financing and furnishing them, on behalf of the Company, with copies of the Offering Materials; and (iv) negotiating under your guidance the financial aspects of the Proposed Financing.

3.                           As compensation for the services to be provided by Oppenheimer hereunder, the Company agrees to pay to Oppenheimer a cash fee equal to 7.0% of the gross proceeds of the Proposed Financing payable to Oppenheimer at the closing of the Proposed Financing (the “Closing”) and warrants to purchase 4% of the shares of the Offering with an exercise price of 120% of the 10-day volume weighted average per share closing price immediately prior to the closing of the Proposed Financing (which can in no event be less than $1.35 per share) and other terms similar to warrants investors receive or have received in past financings. If the Proposed Financing is consummated by means of more than one Closing, Oppenheimer shall be entitled to the fees provided herein with respect to each such Closing.

In addition and regardless of whether the Proposed Financing is consummated, upon request by Oppenheimer from time to time, the Company shall reimburse Oppenheimer for all out-of-pocket expenses incurred by Oppenheimer in connection with its engagement hereunder, including reasonable fees and expenses of its counsel, which will be limited to $ 25,000 without prior written consent by the Company.

4.                           The Company acknowledges and agrees that Oppenheimer has been retained solely to provide the advice or services set forth in this Agreement. Oppenheimer shall act as an independent contractor, and any duties of Oppenheimer arising out of its engagement hereunder shall be owed solely to the Company. As Oppenheimer will be acting on your behalf in such capacity, it is our firm practice to be indemnified in connection with engagements of this type and the Company agrees to the indemnification agreement attached hereto as Exhibit A and the other obligations as set forth in paragraph 13 of this Agreement.

5.                           The sale of the Securities pursuant to the Proposed Financing shall be made pursuant to the terms of a purchase agreement or subscription agreement (each a “Purchase Agreement”) in form satisfactory to Oppenheimer.  The Company represents and warrants that (i) the representations and warranties contained in each Purchase Agreement will be true and correct in all respects on the date such Purchase Agreement is entered into and as of the closing date of the sale of the Securities to which such Purchase Agreement relates, and (ii) Oppenheimer shall be entitled to rely on such representations and warranties as if they were made directly to Oppenheimer.  Oppenheimer shall also be entitled to rely upon any opinions of counsel delivered to any purchaser of the Securities, including, without limitation, any opinions relating to the Registration Statement.  Oppenheimer and the Company shall establish an escrow account (the “Escrow Account”) with a suitable financial institution agreeable to the Company and Oppenheimer (the “Escrow Agent”), and shall enter into an Escrow Agreement (the “Escrow Agreement”) with the Escrow Agent.  Upon the closing of the Proposed Financing (or each such closing if there shall be more than one), the Escrow Agent shall deliver to the Company, by wire transfer of immediately available funds, the funds deposited in the Escrow Account in payment for the Securities, less (x) the amounts payable to the Escrow Agent pursuant to the terms of the Escrow Agreement, and (y) the amounts payable to Oppenheimer pursuant to Section 3 hereof.  The receipt by Oppenheimer of the amounts to which it is entitled pursuant to Section 3 shall be a condition to any closing of the Proposed Financing. The Company will also cause to be furnished to Oppenheimer at the Closing, copies of such other agreements, opinions, certificates and other documents delivered at the Closing as Oppenheimer may reasonably request including, without limitation, subject to customary assumptions and qualifications, an opinion of Company counsel to the effect that the placement of the Securities was exempt from registration under the Act.

6.                           The Company has not taken, and the Company and Oppenheimer will not take, any action, directly or indirectly, so as to cause the Proposed Financing to fail to be entitled to exemption under Section 4(2) of the Act or any other applicable securities laws.

7.                           Any advice, written or oral, provided by Oppenheimer pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with the Proposed Financing and may not be quoted, nor will any such advice or (except as may be required by applicable laws and regulations) the name of Oppenheimer be referred to, in any report, document, release or other communication, whether written (including, without limitation, the Offering Materials) or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, Oppenheimer ‘s prior written consent.

8.                           Intentionally omitted.

9.                           This Agreement may be terminated by either the Company or Oppenheimer at any time upon receipt of written notice to that effect by the other party. Upon the expiration or termination of this Agreement, Oppenheimer will be entitled to prompt reimbursement of all its out-of-pocket expenses and fees as described above.  In addition, if at any time prior to 12 months after the termination or expiration of this Agreement, the Company consummates a private financing transaction, including the Proposed Financing, with any party contacted regarding the Proposed Financing during the term of our engagement, Oppenheimer will be entitled to payment in full of the compensation described in the third paragraph of this Agreement.  Promptly following any termination or expiration of this Agreement, Oppenheimer will provide the Company with written notice of the parties contacted by Oppenheimer regarding the Proposed Financing during the term of our engagement. The indemnity and other provisions contained in paragraph 11 and Exhibit A will also remain operative and in full force and effect regardless of any expiration or termination of this Agreement.

10.                     This Agreement shall not give rise to any express or implied commitment by Oppenheimer to purchase or place any securities of the Company.

11.                     The Company acknowledges that Oppenheimer is acting as placement agent and advisor for the Company in the transactions contemplated by this engagement. In addition to the terms of this Agreement and the provisions set forth in Exhibit A, the Company agrees to indemnify Oppenheimer, and its officers, directors, agents, selected dealers, sub-agents, employees and controlling persons (each “Indemnified Person”), whether currently employed or formerly employed, to the fullest extent against any and all claims, demands, losses and expenses, as incurred individually or as a group.

12.                     This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof.  The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the Indemnified Persons hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, none of the parties hereto shall assign any of its obligations hereunder without the prior written consent of each of the other parties hereto.

All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to Oppenheimer, to Oppenheimer & Co. Inc., 125 Broad Street, 16th Floor, New York, New York 10004, Attention: Stuart Barich, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., 666 Third Avenue, New York, New York 10017, Attention:  Ivan K. Blumenthal, Esq. and if to the Company, to Lipid Sciences, Inc., 7068 Koll Center Parkway Suite 401 Pleasanton, CA  94566  Attention S. Lewis Meyer, with a copy to Allen Matkins Leck Gamble Mallory & Natsis LLP, Three Embarcadero Center, 12th Floor, San Francisco, CA

94111, Attention: Roger S. Mertz, Esq.  Any notice delivered personally shall be deemed given upon receipt; any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

13.                     The failure or neglect of either of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition by such party, but the same shall continue in full force and effect.  Any waiver must be in writing.

14.                     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.  Each of the parties irrevocably submits to the exclusive jurisdiction of any court of the City of New York, State of New York or the United States District Court located in the City of New York, State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, and agrees that service of process in connection with any such suit, action or proceeding may be made in accordance with Section 16 hereof.  The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

15.                     This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

16.                     At any time after the consummation of the Proposed Financing, Oppenheimer may place an announcement, the content of which is previously agreed upon by the Company and Oppenheimer, in such newspapers and publications as it may choose, stating that Oppenheimer has acted as exclusive financial advisor and/or placement agent in connection with the Proposed Financing.

17.                     For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

18.                     After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

Very truly yours,

Oppenheimer & Co. Inc.

By:	/s/ Stuart Barich
Stuart Barich
Managing Director

Accepted and agreed to
this 30 day of November 2006.

Lipid Sciences, Inc.

By:	/s/ S. Lewis Meyer, Ph.D.
S. Lewis Meyer, Ph.D.
President & CEO

EXHIBIT A

November 14, 2006

Oppenheimer & Co. Inc.

125 Broad Street

New York, New York  10004

Attention:                 Stuart Barich

Managing Director

Dear Mr. Barich:

In connection with our engagement of Oppenheimer & Co. Inc. (“Oppenheimer”) as our placement agent, we hereby agree to indemnify and hold harmless Oppenheimer and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a “Claim”), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of Oppenheimer, or (B) otherwise relate to or arise out of Oppenheimer’s activities on our behalf under Oppenheimer’s engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.  We will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification hereunder.  We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Oppenheimer except for any Claim incurred by us as a result of any Indemnified Person’s gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of Oppenheimer, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses.  If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to us, that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.

We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Oppenheimer is the Indemnified Person), we and Oppenheimer shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Oppenheimer on the other, in connection with Oppenheimer’s engagement referred to above, subject to the limitation that in no event shall the amount of Oppenheimer’s contribution to such Claim exceed the amount of fees actually received by Oppenheimer from us pursuant to Oppenheimer’s engagement.  We hereby agree that the relative benefits to us, on the one hand, and Oppenheimer on the other, with respect to Oppenheimer’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee paid or proposed to be paid to Oppenheimer in connection with such engagement.

Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Oppenheimer and the Company hereby irrevocably submits to the jurisdiction of any court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this agreement or the transactions contemplated hereby, which is brought by or against Oppenheimer or the Company and in connection therewith, each of Oppenheimer and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other than in any such court.  Each of Oppenheimer and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise)

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with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

The provisions of this Agreement shall remain in full force and effect following the completion or termination of Oppenheimer's engagement.

Very truly yours,

Lipid Sciences, Inc.

By:	/s/ S. Lewis Meyer, Ph.D.
S. Lewis Meyer, Ph.D.
President & CEO

Confirmed and agreed to:

Oppenheimer & Co. Inc.

By:	/s/ Stuart Barich
Stuart Barich
Managing Director

Date:	December 6, 2006

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